FORM 4

[_]  Check box if no longer subject
     to Section 16.  Form 4 or Form
     5 obligations may continue.
     See Instruction 1(b).

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

        Filed pursuant to Section 16(a) of the Securities  Exchange Act of 1934,
     Section 17 (a) of the Public Utility Holding Company Act of 1935

             or Section 30 (f) of the Investment Company Act of 1940

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1.  Name and Address of Reporting Person*

    Roberts                       Lois                           M.

    (Last)                       (First)                       (Middle)

                                2315 NW Pinnacle
                                    (Street)

Portland                                     OR                97229
   (City)                                  (State)             (Zip)

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2.  Issuer Name and Ticker or Trading Symbol

    Concentrex Incorporate -- CCTX

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3.  IRS or Social Security       4.  Statement for        5.  If Amendment,
    Number of Reporting              Month/Year               Date of Original
    Person (Voluntary)                                         (Month/Year)

                                       11/99

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6.  Relationship of Reporting Person to Issuer
                      (Check all applicable)

    [   ]  Director                           [   ] 10% Owner
    [ x ]  Officer (give title below)         [   ] Other (Specify below)

    Senior Vice President

   ----------------------------------
7.  Individual or Joint/Group Filing (Check applicable line)
    [ x ] Form filed by one Reporting Person
    [   ]  Form filed by more than one Reporting Person

================================================================================




TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED

1.  Title of Security                     2. Transaction          3.  Transaction          4.  Securities Acquired
(Instr. 3)                                Date                    Code                     (A) or Disposed of (D)

                                          (Month/                 (Instr. 8)               (Instr. 3, 4 and 5)
                                          Day/ Year)
                                                                  Code              V      Amount   (A) or (D)   Price


Common Stock                              11/02/99                P                         250         A          7.750



     * If the Form is filed by more than one Reporting Person, see Instruction 4
(b) (v).

     Reminder:   Report  on  a  separate  line  for  each  class  of  securities beneficially owned directly or indirectly.

                                     (over)

                            (Print or Type Response)

     TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY
      OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)



1.  Title of                2.  Conver-              3.  Trans-               4.  Transac-             5.  Number of
Derivative                  sion or                  action                   tion                     Derivative
Security                    Exer-                    Date                     Code                     Securities
(Instr. 3)                  cise                     (Month/                                           Acquired (A)
                            Price of                 Day/ Year)                                        or Disposed (D) of
                            Deriv-                                            (Instr. 8)
                            ative Security                                                             (Instr. 3, 4, 5)
                                                                              Code         V           (A) or (D)





6.  Date Exer-              7.  Title and Amount        8.  Price             9.  Number               10.  Owner-
cisable and                 of Underlying               of                    of Derivative            ship
Expiration                  Securities                  Derivative            Securities               Form
Date                                                    Security              Beneficially Owned       of
(Month/Date/                (Instr. 3 and 4)            (Inst. 5)             at End of Month          Derivative
Year)                                                                                                  Security Direct (D)
                                                                                                       Indirect (I)

Date          Expiration    Title      Amount
Exercisable   Date                     or

                                       Number of
                                       Shares



Explanation of Responses:

     ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

** Signature of Reporting Person:

      /s/Lois M. Roberts                                          12/9/99
      ----------------------------                              ----------------
         Lois M. Roberts                                           Date

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

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